Exhibit 99.1

[The Estee Lauder Companies Inc. logo]                               News

                                                          MEDIA RELATIONS:
767 Fifth Avenue                                                Sally Susman
New York, NY  10153                                             (212) 572-4430

                                                          INVESTOR RELATIONS:
                                                                Dennis D'Andrea
                                                                (212) 572-4384

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FOR IMMEDIATE RELEASE

                 THE ESTEE LAUDER COMPANIES ELECTS PAUL FRIBOURG
                            TO ITS BOARD OF DIRECTORS

APRIL 27, 2006 (NEW YORK) - The Board of Directors of The Estee Lauder Companies Inc. (NYSE:EL) has elected Paul Fribourg as a Director. He will also serve on the Audit Committee.

Mr. Fribourg, 52, has held the position of Chairman and CEO of ContiGroup Companies, Inc. since July 1997. ContiGroup is a recognized leader in cattle feeding and integrated pork and poultry businesses. Drawing on nearly 200 years of experience in agribusiness, ContiGroup serves customers around the world. It was founded in Belgium in 1813 and operated as Continental Grain Company in the United States from 1921 to 1999, when it sold its commodity marketing business. ContiGroup is one of the largest agribusiness companies in the United States. Mr. Fribourg joined ContiGroup in 1976 and has worked in various positions in both the United States and Europe, including Group President of World Grain, Executive Vice President of the Commodity Marketing Group and President and Chief Operating Officer between 1985 and 1997. He received a Bachelor of Arts degree from Amherst College and an Advanced Management degree from Harvard Business School.

"We are very pleased that Paul Fribourg is joining our Board of Directors," said Leonard A. Lauder, Chairman of the Board of The Estee Lauder Companies Inc. "Paul's extensive experience at a multinational company, his experience as a director and his financial expertise will be an asset to the Company and its shareholders."

Mr. Fribourg also serves as a director of Vivendi Universal, Loews Corporation, Power Corporation of Canada and Premium Standard Farms, Inc. He also serves as a Board Member of, among others, the JPMorgan National Advisory Board; Rabobank International North American Agribusiness Advisory Board; New York University; and The Public Theater. He is also a member of the Board of Dean's Advisor's of Harvard Business School and has been a member of the Council on Foreign Relations since 1985. Until recently, Mr. Fribourg was Chairman of the Board of Governors of The Lauder Institute, a graduate program at the University of Pennsylvania.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Aramis, Clinique, Prescriptives, Origins, MAC, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good SkinTM, Donald Trump the Fragrance, Grassroots, Sean John and Missoni.

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